EXHIBIT 4


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION, IN REASONABLY ACCEPTABLE FORM AND SCOPE, OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER ANY SUCH LAWS. THE TRANSFER AND SALE OF THIS NOTE IS ALSO RESTRICTED PURSUANT TO SECTION 8 OF THIS NOTE.

                         SENIOR SECURED PROMISSORY NOTE
                         ------------------------------

$ 5,000,000                                                    February 22, 2005

         FOR VALUE RECEIVED, Fischer Imaging Corporation, a Delaware corporation (the "COMPANY"), hereby promises to pay to the order of ComVest Investment Partners II LLC, a Delaware limited liability company, or registered assigns (the "HOLDER"), the sum of Five Million Dollars ($5,000,000) (the "PRINCIPAL"), with interest thereon, on the terms and conditions set forth herein and in the Note and Warrant Purchase Agreement dated February 22, 2005 between the Company and the Holder (the "PURCHASE AGREEMENT").

         Payments of principal of, interest on and any other amounts with respect to this Senior Secured Promissory Note (this "NOTE") are to be made in lawful money of the United States of America.

         The amounts due under this Note are secured pursuant to the terms of that certain Security Agreement between the Company and the Holder of even date herewith. The Holder shall release its security interest upon payment in full of the entire Principal balance of this Note and all accrued Interest and other amounts payable hereunder.

         Notwithstanding any provision of this Note, the Purchase Agreement or any other agreement to the contrary, the Company shall not be required to pay, and the Holder shall not be permitted to contract for, take, reserve, charge or receive, any compensation that constitutes interest under Applicable Law in excess of the maximum amount of interest permitted by Applicable Law.

         All terms used in this Note but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement. The original Holder of this Note will be deemed, by its acceptance hereof, to have agreed to the provisions and to have made the representations and warranties set forth in
Article 3 of the Purchase Agreement.

         1.   INTEREST; PAYMENTS.

              (a) This Note shall bear interest on Principal amounts outstanding from time to time from the date hereof until maturity at an annual rate of eight and one-half percent (8.50%) ("INTEREST"); provided, however, that upon the occurrence and during the continuance of any Event of Default hereunder, the applicable Interest rate hereunder shall be 11.50% per


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

annum. All Interest shall be calculated on the basis of a 360-day year counting the actual days elapsed. Accrued Interest shall be payable, commencing November 15, 2005, and quarterly thereafter on each February 15, May 15, August 15 and November 15 thereafter (or, if such day is not a business day, on the next succeeding business day).

              (b) The Principal of this Note shall be payable (i) in ten (10) equal quarterly installments, each such installment in an amount equal to one (1%) percent of the original Principal amount of this Note, which installments shall be payable commencing February 15, 2006, and shall continue quarterly thereafter on each May 15, August 15, November 15 and February 15 thereafter (or, if such day is not a business day, on the next succeeding business day), and (ii) in an eleventh (11th) and final installment due and payable on August 15, 2008.

              (c) Anything contained in Sections 1(a) and 1(b) above to the contrary notwithstanding, all unpaid Principal and the accrued and unpaid Interest thereon shall be due and payable on the earlier of (i) August 15, 2008, or (ii) the Sale of the Company (the "MATURITY DATE").

         2.   PREPAYMENT.

              (a) The unpaid Principal balance of this Note, together with all accrued and unpaid Interest, may at the Company's option be prepaid in whole or in part, at any time or from time to time upon fifteen (15) days' prior written notice to the Holder stating the Principal amount to be prepaid and the date on which such prepayment shall be made.

              (b) Within five (5) business days after the Company's receipt of any Equity Proceeds at any time or from time to time, the Company shall be required to make a prepayment of Principal under this Note in an amount equal to
(i) one-half of such Equity Proceeds, multiplied by (ii) a fraction, the numerator of which shall be the Principal balance of this Note as of the date of such prepayment, and the denominator of which shall be the aggregate principal balance of all outstanding Notes as of the date of such prepayment.

              (c) Within forty-five (45) days after the close of each fiscal quarter (60 days in the case of the last fiscal quarter of each fiscal year) commencing with the fiscal quarter ending December 31, 2005, the Company shall be required to make a prepayment of Principal under this Note in an amount equal to (i) one-half of the positive Excess Cash Flow (if any) for such fiscal quarter, multiplied by (ii) a fraction, the numerator of which shall be the Principal balance of this Note as of the close of such fiscal quarter, and the denominator of which shall be the aggregate principal balance of all outstanding Notes as of the close of such fiscal quarter issued pursuant to the Purchase Agreement.

              (d) Any and all prepayments of Principal hereunder shall be applied to the remaining installments under Section 1 above in inverse order of maturity. Each prepayment of Principal shall be accompanied by all accrued Interest on the Principal amount prepaid accrued to the date of prepayment.

         3. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:


                              Page 2 of 8 Page Note

         7(a) "APPLICABLE LAW" means that law in effect from time to time and applicable to this Note which lawfully permits the contracting, charging, taking, reserving and/or collection of the highest permissible lawful, non-usurious rate of interest or amount of interest on or in connection with this Note.

         (b) "EBITDA" means, for the subject fiscal quarter, the sum of the following, determined in accordance with generally accepted accounting principles consistently applied and on a consolidated basis for the Company and its Subsidiaries: (i) Net Income, plus (ii) the sum of the following to the extent deducted in determining Net Income: (A) income and franchise taxes, (B) interest expense, and (C) depreciation, amortization, impairment of good will or other intangible assets, and other non-cash charges (including, without limitation, any impairment or similar charges), minus (iii) any non-cash gains.

         (c) "EQUITY PROCEEDS" means the aggregate proceeds (which, to the extent received in a form other than cash, shall be deemed to be a cash amount equal to the fair market value of the non-cash proceeds) received by or on behalf of the Company or any of its Subsidiaries at any time and from time to time from or in respect of the issuance and/or exercise of any equity securities and/or any options, warrants, convertible securities or other rights to purchase or acquire equity securities of the Company or any Subsidiary other than (i) issuances of securities under any Option Plan or similar plan approved by the stockholders of the Company, (ii) the exercise of any option granted or to be granted under any Option Plan or similar plan approved by the stockholders of the Company or (iii) the exercise of the Warrants, in each case net of any underwriting commissions, placement agent fees and other reasonable expenses paid or incurred by the Company in respect thereof (exclusive of any amounts paid or payable to officers, directors or other affiliates of the Company or any Subsidiary).

         (d) "EXCESS CASH FLOW" means, for the subject fiscal quarter, the sum of the following, determined in accordance with generally accepted accounting principles consistently applied and on a consolidated basis for the Company and its Subsidiaries: (i) EBITDA, minus (ii) income and franchise taxes to the extent paid or due and payable in cash, minus (iii) interest expense to the extent paid or due and payable in cash, minus (iv) all net principal payments made in respect of indebtedness for money borrowed (excluding mandatory prepayments hereunder measured by Excess Cash Flow), minus (v) capital expenditures paid in cash (including principal payments made under capitalized leases and purchase money financing of capital assets) up to a maximum of $312,500 per fiscal quarter, plus (vi) without limitation of Section 5.12(c) of the Purchase Agreement, net cash proceeds of any new borrowings (other than borrowings represented by Notes issued pursuant to the Purchase Agreement and borrowings solely for the purchase of capital assets within the limitations of
Section 5.12(1) of the Purchase Agreement).

         (e) "NET INCOME" means, with respect to any fiscal quarter, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis and accordance with generally accepted accounting principles consistently applied, provided that, for purposes of calculating Net Income, there shall be excluded and no effect shall be given to
(i) any restoration of any contingency reserve, except to the extent that provision for such reserve was made out of income during the subject fiscal quarter, and/or (ii) any amounts deducted for amortization of depreciation to the extent resulting from the write-up of any asset.

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         (f)  "PERSON" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, Section 13D group, or a governmental entity (or any department, agency or political subdivision thereof).

         (g) "SALE OF THE COMPANY" means any transaction or series of transactions pursuant to which any Person(s) other than the Holder acquire(s)
(i) interests in the Company (or the surviving or resulting entity in such transaction or transactions) possessing more than fifty percent (50%) of the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance), whether by merger, consolidation, reorganization, combination, issuance, sale or transfer of the Company's capital stock, or otherwise, or (ii) more than fifty percent (50%) of the Company's and its Subsidiaries' assets determined on a consolidated basis (measured by either book value in accordance with generally accepted accounting principles consistently applied or fair market value determined in the reasonable good faith judgment of the Company's Board of Directors).

         (h) "SUBSIDIARY" means, at the time as of which any determination is being made, any entity in which the Company owns, either directly or indirectly through Subsidiaries, a general partner's interest, or shares of stock or membership interests having a majority of the general voting power in electing the board of directors or managers of such entity.

         4. PRIORITY OF NOTE. This Note shall be senior in right of payment to all classes of the Company's capital stock, including but not limited to, the Common Stock and any shares of preferred stock of the Company, shall be pari passu in right of payment to any and all other Notes issued pursuant to the Purchase Agreement, and shall be senior to all other indebtedness of the Company.

         5. TIME OF THE ESSENCE. It is agreed that time is of the essence on this Note.

         6. EVENTS OF DEFAULT. Each of the following shall be deemed an "Event of Default":

              (a) The Company shall default in the payment when due of any Principal of or Interest on this Note whether on a scheduled payment date, at maturity, by reason of any mandatory prepayment in accordance with Section 2(b) or Section 2(c), or by acceleration or otherwise, and such default shall continue for fifteen (15) business days in the case of a default with respect to a mandatory prepayment under Section 2(c) or five (5) business days in any other case; or

              (b) The Company or any of its Subsidiaries (i) shall admit in writing its inability to pay its debts as they mature, or (ii) shall make a general assignment for the benefit of creditors, or (iii) shall be adjudicated bankrupt or insolvent, or (iv) shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect; or

              (c) An involuntary proceeding shall be commenced against the Company or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or a receiver, liquidator, trustee, custodian, conservator or other such person shall be appointed by


                              Page 4 of 8 Page Note
any court to take charge of the Company's or any Subsidiary's affairs, assets or business, and (i) the Company or the subject Subsidiary shall admit to the material allegations of the petition or complaint in such proceeding, or (ii) such involuntary proceeding or appointment shall remain undismissed and unstayed for a period of sixty (60) days; or

              (d) If any representation or warranty made by the Company in the Purchase Agreement, the Security Agreement or the FDA Certificate shall be determined to have been false or misleading in any material respect as of the date made; or

              (e) Any failure by the Company to perform or observe any of its covenants contained in (i) the Purchase Agreement other than the covenants in Sections 5.3, 5.4, 5.6, 5.11 (a)-(h) or 5.13(b) or (ii) the Security Agreement, the Registration Rights Agreement or in Sections 5.3, 5.4, 5.6, 5.11(a)-(h) or 5.13(b) of the Purchase Agreement where such failure continues for a period in excess of fifteen (15) days after written notice from the Holder or actual knowledge of the Company of such failure; provided however, that any failure requiring the payment of cash fees under Section 2(c) of the Registration Rights Agreement shall not constitute an Event of Default under this Section 6; or

              (f) If a final judgment or judgments in an aggregate uninsured amount in excess of $250,000 shall be rendered against the Company or any of its Subsidiaries which is not, within thirty (30) days after the entry thereof, discharged or the execution thereof stayed pending appeal, or within thirty (30) days after the expiration of any such stay, such judgment is not discharged; or

              (g) Any default with respect to any other indebtedness or liabilities of the Company or any of its Subsidiaries in any amount in excess of
(i) $250,000 individually or in the aggregate with respect to indebtedness, (ii) $250,000 individually with respect to liabilities and (iii) $750,000 in the aggregate with respect to liabilities and indebtedness, in each case if the effect of such default is to permit the holder(s) to accelerate the maturity of such indebtedness or liabilities as the case may be; or

              (h) The occurrence of any levy upon or seizure or attachment of any property of the Company or any of its Subsidiaries having an aggregate fair market value in excess of $250,000, which levy, seizure or attachment shall not be set aside, bonded or discharged within thirty (30) days after the date thereof; or

              (i) The suspension of all or any substantial portion of the normal business operations of the Company and its Subsidiaries (taken as a whole) for any period in excess of ten (10) consecutive days; or

              (j) Any liquidation, dissolution or winding up of the Company and its Subsidiaries (taken as a whole) or its business; or

              (k) Any prepayment under any of the other Notes issued pursuant to the Purchase Agreement unless, simultaneously with such prepayment, the Company makes a prepayment under this Note equal (on a percentage basis) to the portion of such other Note which is then being prepaid; or


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


              (l) The occurrence of any "Event of Default" under and as defined in any of the other Notes issued pursuant to the Purchase Agreement.

         7.   CONSEQUENCES OF AN EVENT OF DEFAULT.

              (a) NON-PAYMENT; BANKRUPTCY. If there shall occur any Event of Default specified in subsections (a), (b) or (c) of Section 6 hereof, the unpaid Principal balance of this Note and all accrued Interest thereon shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived.

              (b) OTHER DEFAULTS. If any other Event of Default shall occur, the Holder may, at its option, by written notice to the Company, declare the entire unpaid Principal balance of this Note and all accrued Interest thereon due and payable, and the same shall thereupon become immediately due and payable without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are expressly waived.

              (c) FINANCIAL STATEMENTS. Upon the occurrence and during the continuance of any Event of Default, upon the request of the Holder, the Company shall provide to the Holder monthly financial statements of the Company within fifteen (15) days after the end of each month.

         8. RESTRICTIONS ON SALE AND TRANSFER. Until thirty (30) days after the expiration of the Post-Closing Commitment, the Holder may not assign or transfer this Note or any right or obligation hereunder. After such date, this Note may only be transferred in amounts of at least $1,000,000 and upon fifteen
(15) days prior written notice to the Company. Neither this Note nor any interest or participation herein may be assigned or transferred to Hologic, Inc., General Electric Medical Systems, Philips Medical Systems, Ethicon Endo-Surgery, Inc. or Siemens Medical Solutions; to any other business or entity which directly or indirectly engages in the business of developing, designing, manufacturing, supplying and/or distributing diagnostic medical imaging products competitive with any of the Company's then current product lines; to Morgan Nields or any business or entity in which he is employed or is otherwise involved or has a greater than 5% ownership interest; or to any Affiliate of any of the foregoing. Notwithstanding the foregoing, the Holder shall be entitled to transfer all or any portion of this Note to its Affiliates or to make a distribution of all or any portion of the Notes to its members.

         9. PAYMENT; DELIVERY. Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by the Holder and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of the Holder except to the extent that actual cash proceeds of such instrument are unconditionally received by the Holder.

         10. COMPLIANCE WITH APPLICABLE LAW. It is expressly stipulated and agreed to be the intent of Company and Holder at all times to comply with the Applicable Law in connection with this Note. All sums paid or agreed to be paid to the Holder for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until

                              Page 6 of 8 Page Note
payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the applicable usury ceiling.

         11. NOTICES. Any notice under this Note must be in writing, and shall be given or served, unless otherwise expressly provided herein, by depositing the same in the United States Mail, postpaid and certified and addressed to the party to be notified, with return receipt requested, or by delivering the same by courier or in person to such party (or, if the party or parties to be notified be incorporated, to an officer of such party), or by e-mail to the e-mail address set forth below. Notice deposited in the mail, postpaid and certified with return receipt requested, shall be deemed received and effective upon the deposit in a proper United States depository. Notice given in any other manner shall be effective only if and when received by the party to be notified. For the purposes of notice, the addresses of the parties for the receipt of notice hereunder are:

         If to the Company:
         ------------------
         Fischer Imaging Corporation
         12300 N. Grant Street
         Denver, CO 80241
         Attention:  Harris Ravine
         Tel No.:  (303) 450-4370
         Fax No.:  (303) 252-4256

         If to the Holder:
         -----------------
         ComVest Investment Partners II LLC
         One North Clematis, Suite 300
         West Palm Beach, FL 33401
         Attention:  Carl Kleidman
         Tel No.:  (561) 868-6070
         E-mail:  carlk@comvest.com

         Any party shall have the right from time to time, and at any time, to change its address for the receipt of notice by giving at least five (5) days' prior written notice of the change of its address to the other parties in the manner specified herein.

         12. ENTIRE AGREEMENT. This Note, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         13. SEVERABILITY. Whenever possible, each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect under any applicable law, such provision shall thereupon be deemed modified to the extent necessary to render same valid, or excised from this Note, as the situation may require, and this Note shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.


                              Page 7 of 8 Page Note

         14. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. The provisions of this Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions. The Company hereby irrevocably consents to the jurisdiction of all courts (state and federal) sitting in the State of New York in connection with any claim, action or proceeding relating to or for collection or enforcement of this Note, and hereby waives any defense of inconvenient forum or other such claim or defense in respect of the lodging of any such claim, action or proceeding in any such court. THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, ACTION OR PROCEEDING RELATING TO OR FOR THE COLLECTION OR ENFORCEMENT OF THIS NOTE.

         15. COUNTERPARTS. This Note may be executed in multiple counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

         16. MISCELLANEOUS. No delay or failure by the Holder in exercising any right, power, privilege, or remedy shall be deemed to be a waiver of the same or any part thereof; nor shall any single or partial exercise thereof or any failure to exercise the same in any instance preclude any future exercise thereof, or the exercise of any other right, power, privilege or remedy, and the rights and remedies provided for hereunder are cumulative and not exclusive of any other right or remedy available at law or in equity. Neither any provision of this Note nor any performance hereunder may be amended or waived except pursuant to an agreement in writing signed by the party against whom enforcement thereof is sought. Except as otherwise expressly provided in this Note, the Company hereby waives diligence, demand, presentment for payment, protest, dishonor, nonpayment, default, and notice of any and all of the foregoing. All amounts payable hereunder shall be payable without relief under any applicable valuation and appraisement laws. The Company hereby expressly agrees that this Note, and/or any payment hereunder, may be extended, modified or subordinated (by forbearance or otherwise) from time to time, without in any way affecting the liability of the Company hereunder.

         17. COLLECTION COSTS. In the event that the Holder shall, after the occurrence of an Event of Default, turn this Note over to an attorney for collection, the Company shall further be liable for and shall pay to the Holder all collection costs and expenses incurred by the Holder, including reasonable attorneys' fees and expenses; and the Holder may take judgment for all such amounts in addition to all other sums payable hereunder.


                               FISCHER IMAGING CORPORATION


                               By: /s/
                                   ---------------------------------------------
                                   Name:   Harris Ravine
                                   Title:  President and Chief Executive Officer


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